UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Biota Pharmaceuticals, Inc.

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BIOTA PHARMACEUTICALS, INC.

2500 Northwinds Parkway, Suite 100

Alpharetta, GA 30009

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 11, 2014

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of Biota Pharmaceuticals, Inc. (the “Company”) will be held at 9:00 a.m., Eastern Time, on November 11, 2014 at the Intercontinental Buckhead Atlanta Hotel located at 3315 Peachtree Road NE Atlanta, Georgia 30326 for the following purposes:

1. To elect seven directors of the Company to hold office until the 2015 Annual Meeting of Stockholders and until the election and qualification of their respective successors;

2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2015;

3. To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers; and

4. To transact such other business as may properly come before the meeting and any adjournment thereof.

Only holders of record of the Company’s common stock at the close of business on September 15, 2014 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Such stockholders may vote in person or by proxy.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE FOLLOW THE INSTRUCTIONS FOR INTERNET VOTING ON THE NOTICE OF AVAILABILITY OF PROXY MATERIALS, OR PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD SO THAT YOUR SHARES WILL BE VOTED AT THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Joseph M. Patti, Ph.D. President and Chief Executive Officer

BIOTA PHARMACEUTICALS, INC.

2500 Northwinds Parkway, Suite 100

Alpharetta, GA 30009

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or the “Board of Directors”) of Biota Pharmaceuticals, Inc. (“Biota” or the “Company”) of proxies to be voted at the 2014 Annual Meeting of Stockholders to be held on November 11, 2014 (the “Annual Meeting”). The purposes of the Annual Meeting are as follows:

1. To elect seven directors of the Company to hold office until the 2015 Annual Meeting of Stockholders and until the election and qualification of their respective successors;

2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2015; and

3. To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers;

4. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

The Notice of Annual Meeting of Stockholders, this Proxy Statement, the proxy card and the 2014 Annual Report to Stockholders are being made available to stockholders beginning on or about October 3, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 11, 2014

This proxy statement and the 2014 Annual Report are available at http://investors.biotapharma.com

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why are you receiving these proxy materials?

The Company is providing these proxy materials to you because the Board of Directors is soliciting holders of the Company’s common stock, $0.10 par value per share (the “Common Stock”), to provide proxies to be voted at the Annual Meeting. The Annual Meeting is scheduled for November 11, 2014, commencing at 9:00 a.m. local time at the Intercontinental Buckhead Atlanta Hotel located at 3315 Peachtree Road NE Atlanta, Georgia 30326. Your proxy will be used at the Annual Meeting or at any adjournment(s) of the meeting.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”), the Company is permitted to furnish proxy materials, including this proxy statement and its 2014 annual report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of the Company’s proxy materials, please follow the instructions for requesting the materials in the notice.

Who is soliciting my proxy?

The Board is soliciting your proxy to vote on all matters scheduled to come before the Company’s Annual Meeting, whether or not you attend in person. By completing, dating, signing and returning the proxy card or voting instruction card, or by submitting your proxy and voting instructions via the internet, you are authorizing the proxy holders to vote your shares at the annual meeting as you have instructed.

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on September 15, 2014, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their shares held on that date. As of the Record Date, 31,100,961 shares of Common Stock were outstanding, each of which is entitled to one vote on each proposal to be considered at the Annual Meeting. Stockholders do not have cumulative voting rights.

How can you vote?

Stockholders of Record: Shares Registered in Name

If you are a record holder, which means your shares are registered in your name, you may vote or submit a proxy:

1. Over the Internet — If you have internet access, you may authorize the voting of your shares by following the internet voting instructions set forth in the notice of internet availability of proxy materials. You must specify how you want your shares voted, or your vote will not be registered and you will receive an error message. Your shares will be voted according to your instructions.

2. By Mail — If you have received printed materials, complete, date and sign your proxy card and return it in the postage-paid envelope provided. If you sign your proxy card but do not specify how you want your shares voted, they will be voted in accordance with the recommendations of the Board. Unsigned proxy cards will not be voted.

3. In Person at the Meeting — If you attend the Annual Meeting, you may deliver a completed and signed proxy card in person or you may vote by completing a ballot, which the Company will provide to you at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (typically referred to as being held in “street name”), you should receive a notice containing voting instructions from that organization rather than directly from the Company. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or agent. Follow the instructions from your broker, bank or agent included with these proxy materials, or contact your broker, bank or agent to request a proxy form.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine”. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine”, such as the ratification of the appointment of the independent registered public accounting firm for the Company, but cannot vote the shares with respect to “non-routine” matters, which would include matters that may substantially affect the rights or privileges of stockholders, including, but not limited to, proposals relating to election of directors, the compensation of our named executive officers and stockholder proposals, if any.

Can you change your vote or revoke your proxy?

You may change your vote or revoke your proxy at any time before your shares are voted at the Annual Meeting by: (1) notifying the Company’s Secretary, Peter Azzarello, in writing at 2500 Northwinds Parkway, Suite 100, Alpharetta, GA 30009, that you are revoking your proxy; (2) submitting new voting instructions using any of the methods described above; or (3) attending and voting by ballot at the Annual Meeting.

If you are the beneficial owner of shares held in “street name”, you must submit new voting instructions to your broker, bank, or other nominee pursuant to the instructions you have received from them.

How will your proxy vote your shares?

Your proxy will vote according to your instructions. If you vote by mail and complete, sign, and return the proxy card but do not indicate your vote, your proxy will vote “FOR” each of the director nominees, “FOR” for the ratification of the appointment of PricewaterhouseCoopers LLP, and “FOR” the approval, by a non-binding advisory vote, of the compensation of the Company’s named executive officers, which votes represent the recommendations of the Board with respect to such matters. The Board does not intend to bring any other matter for a vote at the Annual Meeting, and neither the Company nor the Board knows of anyone else who intends to do so. However, on any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their best judgment.

What constitutes a quorum?

At any meeting of stockholders, the holders of issued and outstanding shares of capital stock which represent a majority of the votes entitled to be cast thereat, present in person or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes will be counted as present for the purpose of establishing a quorum. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the meeting to a date when a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, the Company will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each matter, and how are votes counted?

Proposal 1 — Election of directors — For Proposal 1, the nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that the nominees with the most “FOR” votes will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

Proposal 2 — Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm  — For Proposal 2, the affirmative vote of the majority of the votes properly cast on this proposal is required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending June 30, 2015. Abstentions will not be considered votes cast on the proposal and will therefore have no effect on such proposal.

Proposal 3 — Approval, by a non-binding advisory vote, of the compensation of the Company’s named executive officers — The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes properly cast on this proposal. Abstentions and broker non-votes will not be considered votes cast on the proposal and will therefore have no effect on such proposal. However, because your vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee.

Could other matters be presented for a vote at the Annual Meeting?

The Company is not aware, as of the date hereof, of any matters to be presented for a vote at the Annual Meeting other than those stated in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named as proxy holders will have the discretionary authority to vote the shares represented by the proxy card on those matters. If for any reason any of the nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board

Where can you find the voting results?

We intend to announce the preliminary voting results at the Annual Meeting and will publish the final results in a Current Report on Form 8-K, which the Company will file with the SEC no later than four business days following the Annual Meeting. If the final voting results are unavailable in time to file a current report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose the preliminary results and, within four business days after the final results are known, we will file an additional current report on Form 8-K with the SEC to disclose the final voting results.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of the Board of Directors, and the Company will bear the costs of the solicitation. The Company will be responsible for paying for all expenses to prepare, print, and mail the proxy materials to stockholders. In accordance with the regulations of the SEC, the Company will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to the solicitation by use of the mails, the Company’s officers, directors and employees may solicit the return of proxies by telephone or personal interviews. The Company may also retain a proxy solicitor if it appears reasonably likely that the Company may not obtain a quorum to conduct the Annual Meeting. The Company may retain a proxy solicitor, if it chooses to do so, at a cost not to exceed $7,500.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended, and the Company’s By-Laws provide that directors are to be elected at the Annual Meeting of Stockholders to hold office until the next annual meeting and until their respective successors are elected and qualified. Currently, the Board of Directors consists of eight members, seven of whom have been nominated for election at the 2014 Annual Meeting. Vacancies on the Board resulting from death, resignation, retirement, disqualification or removal may be filled by the affirmative vote of a majority of the remaining directors then in office, whether or not a quorum of the Board is present. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, whether or not a quorum of the Board is present. Any director elected as a result of a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Based on the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated Messrs. Dougherty, Plumb and Richard, Ms. VanLent and Drs. Cox, Fox and Patti to serve a one-year term commencing at the Annual Meeting and continuing until the 2015 annual meeting or until their successors are duly elected and qualified. Each of the nominees is an existing director of the Company.

Each of the nominees has consented to being named as a nominee for director of the Company and has agreed to serve if elected. If, for any reason, at the time of the election any of the nominees should become unavailable to serve as a director, it is intended that the proxies voted for the election of such director will be voted for the election, in such nominee’s place, of a substitute nominee recommended by the Board of Directors.

Set forth below is biographical information for each person nominated, including a description of the experience, qualifications, attributes and skills that led to the conclusion that the person should serve as a director of the Company as of the date hereof, in light of the Company’s business strategy, prospects and structure.

NOMINEES FOR ELECTION

Joseph M. Patti, Ph.D., age 50, joined the Company on November 12, 2012 and served as its Executive Vice President of Corporate Development and Strategy until October 1, 2014, when he was appointed as the Company’s President and Chief Executive Officer. Prior to joining the Company, Dr. Patti co-founded Inhibitex, Inc. in 1998 and served as its Chief Scientific Officer and Senior Vice President of Research and Development from 2007 until it was acquired by Bristol Myers Squibb in February 2012. He also served as its Chief Scientific Officer and Vice President of Research and Development from 2005 to 2007 and as Vice President, Preclinical Development prior to that. Before co-founding Inhibitex in 1998, Dr. Patti was an Assistant Professor at Texas A&M's Institute of Biosciences and Technology and also served on the faculty at the University of Texas Health Science Center Graduate School of Biomedical Sciences.. Dr. Patti received a B.S. in Microbiology from the University of Pittsburgh, an M.S.P.H. from the University of Miami, School of Medicine and a Ph.D. in Biochemistry from the University of Alabama at Birmingham. Dr. Patti is currently a director of SciStem Therapeutics, Inc., a privately-held company focused on developing cellular therapies for bone healing and musculoskeletal indications in both human and animal health. Dr. Patti was a director of Inhibitex from 1998 to 2005. Dr. Patti’s scientific knowledge and background and experience in developing numerous preclinical and clinical bio-pharmaceutical product candidates, as well as his senior management experience over the past decade in developing and implementing the business and financial strategies of emerging, publicly-traded bio-pharmaceutical companies led to the conclusion that he should serve on the Company’s Board of Directors.

Russell H. Plumb, age 55, has served as Executive Chairman of the Company’s Board of Directors since October 1, 2014, and served as President, Chief Executive Officer and a director of the Company from November 2012 until September 30, 2014. Mr. Plumb previously served as President, Chief Executive Officer and Chief Financial Officer of Inhibitex, Inc., a U.S. publicly-traded, clinical-stage drug development company, from December 30, 2006 to February 13, 2012, when it was acquired by Bristol-Myers Squibb. Prior to that, Mr. Plumb served as Vice President, Finance and Administration and Chief Financial Officer of Inhibitex from August 2000 through December 2006. From December 1999 to July 2000, Mr. Plumb served as Chief Financial Officer of Emory Vision, a privately-held healthcare company. From 1994 to November 1999, he served as Chief Financial Officer and Vice President, Finance of Serologicals Corporation, a publicly-held biopharmaceutical company. Mr. Plumb received both a Bachelor of Commerce and a M.B.A. from the University of Toronto. Mr. Plumb has received designations as a certified public accountant. Mr. Plumb’s experience in managing the strategic, financial and operational growth of emerging biopharmaceutical companies, as well as his key role in leading the Company and developing its business strategy as the former Chief Executive Officer of the Company, led to the conclusion that he should serve on the Company’s Board of Directors.

James Fox, Ph.D., age 62, served as Chairman of the Company’s Board of Directors from his appointment as a director in November 2012 until September 30, 2014, and served as Chairman of the Board of Biota Holdings Limited from February 2009 to November 2012. On October 1, 2014, Dr. Fox was appointed as the Lead Director of the Company’s Board of Directors. Dr. Fox led the start-up of Invetech, an Australian contract research and development company. Invetech was merged with Australian Securities Exchange listed Vision Systems Limited in 1993 and Dr. Fox assumed the role of Group Managing Director of the combined entity. In January 2007, Vision Systems Ltd. was acquired by Danaher Corporation. Prior to Invetech, Dr. Fox spent seven years working as a consultant and director with PA Technology. Dr. Fox currently serves as Chairman of the Board of GenMark Diagnostics, Inc., and as a director of TTP Group plc and MS Research Australia, a not-for-profit organization aimed at financing public multiple sclerosis research. Dr. Fox also was a director of Air New Zealand from 2006 until August 2014. Dr. Fox received his Bachelor’s, Master’s and Ph.D. degrees in engineering from the University of Melbourne. Dr. Fox’s extensive experience in the healthcare industry, including technology and product development, and his business leadership as a director of several publicly- and privately-held companies led to the conclusion that he should serve on the Company’s Board of Directors.

Geoffrey F. Cox, Ph.D., age 70, has served on the Company’s Board of Directors since 2000. Dr. Cox is an independent consultant and a member of the board of directors of QLT Inc., a publicly-traded company, as well as a director of Gallus Biopharmaceuticals LLC and Lakewood-Amedex, LLC. Dr. Cox previously served as Chairman of the Board, President and Chief Executive Officer of GTC Biotherapeutics, Inc., a biopharmaceutical company, from 2001 to 2010. From 1997 to 2001, he was Chairman of the Board and Chief Executive Officer of Aronex Pharmaceuticals, Inc., a biotechnology company. From 1984 to 1997, he was employed by Genzyme Corporation, a biotechnology company, last serving as its Executive Vice President, Operations. Dr. Cox is a director and formerly was Chairman of the Massachusetts Biotechnology Council and served for a number of years on the Board of the Biotechnology Industries Association (“BIO”), together with the Health Governing Sections and Emerging Companies Sections of BIO. Dr. Cox received a B.S. in biochemistry from the University of Birmingham, U.K., and a Ph.D. in biochemistry from the University of East Anglia, U.K. Dr. Cox’s extensive biotechnology industry expertise, including his many years of experience as an executive officer and board member of publicly-traded biotechnology companies, led to the conclusion that he should serve on the Company’s Board of Directors.

Michael R. Dougherty, age 56, has served as a member of the Company’s Board of Directors since May 2013. From May 2012 to October 2012, Mr. Dougherty was Chief Executive Officer and a member of the Board of Directors of Kalidex Pharmaceuticals, Inc. Mr. Dougherty was the President and Chief Executive Officer and a director of Adolor Corp. from December 2006 until December 2011. Mr. Dougherty joined Adolor as Senior Vice President of Commercial Operations in November 2002, and prior to his appointment as President and Chief Executive Officer and served in a number of capacities, including Chief Operating Officer and Chief Financial Officer. From November 2000 to November 2002, Mr. Dougherty was President and Chief Operating Officer of Genomics Collaborative, Inc., a privately-held functional genomics company. Previously, Mr. Dougherty served in a variety of senior positions at Genaera Corporation, a publicly-traded biotechnology company, including as President and Chief Executive Officer and at Centocor, Inc., a publicly-traded biotechnology company, including as Senior Vice President and Chief Financial Officer. Mr. Dougherty currently serves as a director of Cempra, Inc., Celator Pharmaceuticals, Inc. and Trevena, Inc., all of which are publicly-traded companies, and was a director of Viropharma Incorporated from 2004 to January 2014. Mr. Dougherty received a B.S. from Villanova University. Mr. Dougherty’s broad understanding of key issues in the biotechnology industry, including finance, research and development, sales and marketing, strategy, and operations and his executive experience as chief executive officer at several biotechnology companies led to the conclusion that he should serve on the Company’s Board of Directors.

John P. Richard, age 57, has served as a member of the Company’s Board of Directors since August 2013. Mr. Richard is currently an Operating Partner and non-executive director of Phase4 Partners, a venture capital firm based in London, UK, and has been a Partner of Georgia Venture Partners, LLC, a venture capital firm that focuses on the biotechnology industry since June 2005. He has also served as a senior business adviser to a number of biotechnology companies as well as a consultant to portfolio companies of Georgia Venture Partners and Phase4 Ventures. Previously, he held executive business development positions at SEQUUS Pharmaceuticals, Inc., VIVUS, Inc. and Genome Therapeutics Corporation. Mr. Richard is currently the Chairman of the Board of Directors of Targacept, Inc. where he has served as a director since November 2002, as well as a director of QUE Oncology, Inc. Mr. Richard also served as a member of the board of directors of the formerly publicly-traded company Altus Pharmaceuticals Inc. from 2006 to 2009. Mr. Richard received a M.B.A. from Harvard Business School and a B.S. from Stanford University. Mr. Richard’s extensive executive, venture capital and business development experience, having led that function at several life science companies, and establishment of numerous pharmaceutical alliances led to the conclusion that he should serve on the Company’s Board of Directors.

Anne M. VanLent, age 66, has served as a member of the Company’s Board of Directors since May 2013. Ms. VanLent is currently President of AMV Advisors, providing corporate strategy and financial consulting services to emerging growth life sciences companies. From May 2002 to April 2008, Ms. VanLent was the Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a publicly-traded pharmaceutical company that develops and markets prescription dermatology products. From July 1997 to October 2001, she was the Executive Vice President – Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. From 1985 to 1993, she served as Senior Vice President and Chief Financial Officer of the Liposome Company, Inc., a publicly-traded biopharmaceutical company. Ms. VanLent currently serves as a director and chairs the audit committees of Aegerion Pharmaceuticals, Inc., Ocera Pharmaceuticals, Inc., and Onconova Therapeutics, Inc., all of which are publicly-traded companies. During the past five years, Ms. VanLent also served as a director of Penwest Pharmaceuticals Co. until 2010 and as a director of Integra Life Sciences until May 2012. Ms. VanLent received a B.A. degree in Physics from Mount Holyoke College. Ms. VanLent’s extensive leadership and finance experience, and her extensive experience serving as a board member, audit committee member and audit committee chair of numerous public companies in the life sciences industry led to the conclusion that she should serve on the Company’s Board of Directors.

Required Vote and Board Recommendation

If a quorum is present, the nominees will be elected by a plurality of the votes properly cast for election to the Board of Directors. This means that the nominees with the most “FOR” votes will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

The Board of Directors recommends a vote “For” each of the nominees for director.

CORPORATE GOVERNANCE

General

The Company’s By-Laws provide that the number of members of the Board of Directors shall be determined from time-to-time by vote of a majority of directors then in office. The Board of Directors currently has seven members.

The Board of Directors has determined that Messrs. Dougherty, and Richard, Ms. VanLent and Drs. Fox and Cox are independent under the standards of independence applicable to companies listed on the NASDAQ Global Select Market (“Nasdaq”). In addition, as required by Nasdaq, the Board of Directors has made an affirmative determination as to each independent director that no relationships exists which, in the opinion of the Board of Directors, would interfere with such director’s exercise of independent judgment in carrying out his responsibilities as a director of the Company.

During the fiscal year ended June 30, 2014, the Board of Directors met nine times. Each member of the Board of Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and of the committee or committees on which he or she served. The committees of the Board of Directors consist of an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee, each of which has the composition and responsibilities described below. The Board may also establish other committees from time-to-time to assist in the discharge of its responsibilities.

Committees of the Board of Directors

Audit Committee. The members of the Company’s Audit Committee are Ms. VanLent (Chair), Mr. Dougherty and Mr. Richard Hill. The Board has determined that all members of the Audit Committee are independent directors under the Nasdaq listing standards and each of them is able to read and fundamentally understand financial statements. The Board has determined that Ms. VanLent qualifies as an “audit committee financial expert” as defined by the rules of the SEC. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company as well as audits of its financial statements. The responsibilities of the Audit Committee include appointing and approving the compensation of the independent registered public accounting firm selected to conduct the annual audit of the Company’s accounts, reviewing the scope and results of the independent audit, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the Company by its independent registered public accounting firm. The Audit Committee is governed by a written charter approved by the Board. The Audit Committee report is included in this Proxy Statement under the caption “Report of the Audit Committee.” The Company’s Audit Committee met five times during the fiscal year ended June 30, 2014. Mr. Hill is not standing for nomination as a director at the Company’s 2014 Annual Meeting of Stockholders. Mr. Richard has been nominated to serve, and has agreed to replace Mr. Hill on the Audit Committee subject to his re-election as a director at the 2014 Annual Meeting. The Board has determined that Mr. Richard is an independent director under the Nasdaq listing standards and is able to read and fundamentally understand financial statements.

Compensation Committee. The members of the Compensation Committee are Dr. Fox (Chair), Mr. Dougherty and Dr. Cox. The Board has determined that all members of the Compensation Committee are independent directors under the Nasdaq listing standards. The Compensation Committee administers the Company’s benefit and stock plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of the Company’s officers and employees. The Compensation Committee meets several times a year to review, analyze and set compensation packages for the Company’s executive officers, which include its Executive Chairman of the Board of Directors, its President and Chief Executive Officer and other senior officers. The Compensation Committee determines the Executive Chairman’s and Chief Executive Officer’s compensation. The Compensation Committee is solely responsible for determining the Executive Chairman’s and Chief Executive Officer’s compensation. For the other executive officers, the Chief Executive Officer prepares and presents to the Compensation Committee performance assessments and compensation recommendations. Following consideration of the Chief Executive Officer’s presentation, the Compensation Committee may accept or adjust the Chief Executive Officer’s recommendations. The other executive officers are not present during this process. For more information, please see below under “Compensation Discussion and Analysis.” The Compensation Committee is governed by a written charter approved by the Board. The Compensation Committee report is included in this proxy statement under the caption “Report of the Compensation Committee.” The Compensation Committee met six times during the fiscal year ended June 30, 2014.

Nominating and Governance Committee. The members of the Nominating and Governance Committee are Dr. Cox (Chair), Mr. Richard and Ms. VanLent, each of whom the Board has determined is an independent director under the Nasdaq listing standards. The Nominating and Governance Committee’s responsibilities include recommending to the Board nominees for possible election to the Board, ensuring that each of the committees of the Board have qualified and independent directors and providing oversight with respect to corporate governance and succession planning matters. The Nominating and Governance Committee is governed by a written charter approved by the Board. The Company’s Nominating and Governance Committee met once during the fiscal year ended June 30, 2014.

The current charters of the Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee are posted on Biota’s website at www.biotapharma.com .

Stockholder Recommendations for Director Nominees

In nominating candidates for election as director, the Nominating and Governance Committee will consider a reasonable number of candidates for director recommended by a single stockholder who has held over 1% of Common Stock for over one year and who satisfies the notice, information and consent provisions set forth in our by-laws and corporate governance principles. The Nominating and Governance Committee will consider stockholder recommendations for nominees sent to the Company’s Nominating and Governance Committee, Biota Pharmaceuticals, Inc., 2500 Northwinds Parkway, Suite 100, Alpharetta, Georgia 30009, Attention: Secretary. Any recommendation from a stockholder with respect to a nominee should include the name, background and qualifications of such candidate, and should be accompanied by evidence of such stockholder’s ownership of the Company’s Common Stock. The Nominating and Governance Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees.

Identification and Evaluation of Nominees for Directors

The Company’s Nominating and Governance Committee is responsible for identifying and recruiting candidates for the Board, including the review of a candidate’s qualifications and compliance with independence and any other legal requirements for Board or committee service. The Nominating and Governance Committee reviews with the Board from time-to-time the appropriate skills and characteristics required of Board members in the context of the make-up of the Board and developing criteria for identifying and evaluating candidates for the Board. These criteria include, among other things, an individual’s business experience and skills (including skills in core areas such as operations, management, technology, drug development, industry knowledge, accounting and finance, leadership, strategic planning and international markets), independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential or existing conflicts with the Company’s interests. The Nominating and Governance Committee considers these criteria in the context of an assessment of the perceived needs of the Board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board.

Director Attendance at Annual Meetings of Stockholders

The Company encourages and expects each of its directors to attend the annual meeting of stockholders, absent unusual circumstances. All members of our Board of Directors attended our 2013 Annual Meeting of Stockholders.

Board Leadership Structure

The Company is currently led by Dr. Patti, the Company’s President and Chief Executive Officer, Mr. Plumb, the Company’s Executive Chairman of the Board of Directors, and James Fox, Ph.D., an independent director and the Lead Director of the Board of Directors. Dr. Fox has served as a director since November 2012, served as the Chairman of the Company’s Board from November 2012 to September 30, 2014 and prior to that, served as Chairman of the Board of Biota Holdings Limited, a predecessor company, from February 2009 to November 2012. Pursuant to the Company’s corporate governance principles, it is the Board’s preferred governance structure to separate the roles of Chairman of the Board and Chief Executive Officer, but the Board will regularly evaluate whether it is in the best interests of the Company for the Chief Executive Officer or another director to hold the position of Chairman.

The Board of Directors believes the Company’s current Board composition and structure is advantageous because it demonstrates to the Company’s stockholders, employees, suppliers, customers and other stakeholders that the Company is under experienced leadership while maintaining strong and effective independence. The newly-created Executive Chairman role avails the Company of the benefit of additional executive resources during a time of transition. Further, the Board believes the separation of the roles of Chief Executive Officer and Chairman, or Executive Chairman, coupled with the appointment of an independent Lead Director, enhances the Board’s overall effectiveness and its oversight of, and independence from, Company management, as well as the ability of the Board to carry out its roles and responsibilities on behalf of the Company’s stockholders, and the Company’s overall corporate governance.

Stockholder Communications

Communications to the Board or to any committee of the Board or to any individual director must be in writing and sent to Biota Pharmaceuticals, Inc., 2500 Northwinds Parkway, Suite 100, Alpharetta, Georgia 30009, Attention: Corporate Secretary or delivered via e-mail to p.azzarello@biotapharma.com. The name(s) of any specific intended Board recipient(s) should be noted in the communication. Any such communication should specify the applicable director(s) to be contacted, as well as the general topic of the communication. The Company will initially receive and process a communication before forwarding it to the applicable director(s). The Company generally will not forward a stockholder communication to its directors if it determines that such communication is primarily commercial in nature or is abusive, threatening or otherwise inappropriate.

Corporate Governance Principles

The Company’s corporate governance principles are designed to ensure effective corporate governance of the Company. These corporate governance principles cover topics including, but not limited to, director qualification criteria, director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the annual evaluations of the Board and its committees. The corporate governance principles will be reviewed regularly by the Nominating and Governance Committee and revised when appropriate. The full text of the Company’s corporate governance principles is accessible to the public at www.biotapharma.com. A printed copy may also be obtained by any stockholder upon request.

Code of Ethical Conduct

The Company’s Board adopted a code of ethical conduct to ensure that its business is conducted in a consistently legal and ethical manner. The code of ethical conduct establishes policies pertaining to, among other things, employee conduct in the workplace, securities trading, confidentiality, conflicts of interest, reporting violations and compliance procedures. All employees, including the Company’s executive officers, as well as members of its Board, are required to comply with this code of ethical conduct. The full text of code of ethical conduct is accessible to the public at www.biotapharma.com. A printed copy may also be obtained by any stockholder upon request. Any waiver of the code of ethical conduct for executive officers or directors must be approved by the Board after receiving a recommendation from the Audit Committee. The Company will disclose future waivers and amendments to its code of ethical conduct on its website, www.biotapharma.com, within four business days following the date of the amendment or waiver.

Role of Board in Risk Management Oversight Process

The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. Each year the Company’s management identifies what it believes are the top individual risks facing the Company. These risks are then discussed and analyzed with the Board. This enables the Board to coordinate the risk oversight role, particularly with respect to risk interrelationships. However, in addition to the Board, the committees of the Board consider the risks within their areas of responsibility. The Audit Committee oversees the risks associated with the Company’s financial reporting and internal controls, as well as general business and operating risks. The Compensation Committee oversees the risks associated with the Company’s compensation practices for its employees. The Nominating and Governance Committee oversees the risks associated with the Company’s overall governance, corporate compliance policies (for example, policies addressing relationships with health care professionals and compliance with anti-kickback laws) and its succession planning process to ensure that the Company has a slate of qualified candidates for key management positions that may become open in the future.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Common Stock (collectively the “Reporting Persons”) to file reports of ownership and changes in ownership of Common Stock with the SEC, with a copy delivered to the Company. In addition, the Company prepares Section 16(a) reports on behalf of certain Reporting Persons, including its executive officers and directors. Based solely on a review of Forms 3 and 4 furnished to the Company by the Reporting Persons or prepared on behalf of the Reporting Persons by the Company and on written representations from certain Reporting Persons that no Form 5’s were required, the Company believes that the Reporting Persons have complied on a timely basis with reporting requirements applicable to them for transactions during the fiscal year ended June 30, 2014.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Compensation Committee was formerly an executive officer or employee of the Company. In addition, none of the Company’s executive officers has served on the board of directors or Compensation Committee of another entity at any time during which an executive officer of such other company served on the Company’s Board of Directors or its Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The Company’s Related Party Transaction Policy and Procedures requires all directors and officers of the Company to bring any potential transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) involving a “related person” (as such term is defined in Item 404 of Regulation S-K) to the attention of the Audit Committee. Under the policy, the Audit Committee is responsible for reviewing and either approving or disapproving transactions involving potential conflicts of interest with corporate officers and directors, whenever possible in advance of the creation of such transaction or conflict and all other related party transactions. In determining whether to approve or ratify such a transaction, the Audit Committee will take into account, among other factors it deems appropriate, the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and the nature of the related party’s relationship with the Company, the significance of the transaction to the Company, and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in the best interest of the Company.

Related Person Transactions

The Company is not aware of any transactions, since the beginning of the last fiscal year, or any proposed transactions, in which the Company was or is a party, where the amount involved exceeded $120,000 and in which a director, director nominee, executive officer, holder of more than 5% of the Company’ Common Stock, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to the Company with respect to the beneficial ownership of its Common Stock as of August 31, 2014 (except as indicated in the footnotes below), by:

•	each person or group of affiliated persons known to be the beneficial owner of more than 5% of the Company’s Common Stock and not otherwise represented on the Board of Directors;
•	each of the directors and nominees;
•	each of the executive officers listed on the Summary Compensation Table included under the caption “Executive Compensation” (collectively, the “named executive officers”); and
•	all directors and executive officers as a group.

The column entitled “Percentage of Shares of Common Stock Beneficially Owned” is based on 35,100,961 shares of Common Stock outstanding as of August 31, 2014, assuming no further exercises of outstanding options or warrants. Ownership is based upon information provided by each respective director and officer, Forms 4, Schedules 13D and 13G and other public documents filed with the SEC for some of the stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. For purposes of calculating each person’s or group’s percentage ownership, except as set forth in the footnotes to the beneficial ownership table below, stock options exercisable or equity awards that are vested or will vest within 60 days after August 31, 2014 are included for that person or group, but not such awards of any other person or group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of Common Stock beneficially owned by them, subject to community property laws, where applicable.

		Percentage of
		Shares of
		Common Stock
		Beneficially
Beneficially Owned	Shares Held	Owned (%)

5% stockholders:
Entities affiliated with Landon T. Clay(1)	3,056,066	8.7
Entities affiliated with Broadfin Capital, LLC(2)	2,460,876	7.0
Entities affiliated with JP Morgan Asset (3)	2,437,979	6.9

Named executive officers and directors:
Russell H. Plumb(4)	318,675	*
Joseph M. Patti, M.S.P.H., Ph.D.(5)	196,676	*
James Fox, Ph.D.(6)	39,314	*
Geoffrey Cox, Ph.D.(7)	45,664	*
Michael Dougherty(8)	10,000	*
Richard Hill(9)	8,700	*
John Richard(10)	10,000	*
Anne VanLent(11)	10,000	*

All current executive officers and directors as a group (8 persons) (12)	639,029	*

*	Represents beneficial ownership of less than one percent of the Company’s Common Stock.

(1)

Based solely upon information contained in a Schedule 13G filed with the SEC on January 29, 2014 by Landon T. Clay and certain affiliates as to ownership of the Company’s shares as of December 31, 2013. East Hill Hedge Fund, LLC (“EHHF”) beneficially owns 1,523,549 shares of Common Stock of the Company. Landon T. Clay is the managing member of East Hill Holding Company, LLC (“EHHC”), which is the managing member of each of East Hill Management Company, LLC (“EHM”) and East Hill Advisors, LLC (“EHA”). EHM is registered as an investment adviser with the Securities and Exchange Commission. EHM has six (6) investment advisory clients, including EHHF (the “Clients”), each of which owns shares of the Company. EHA is the general partner of East Hill Venture Fund, LP, a Delaware limited partnership (the “Fund”), which owns shares of the Company. As a result of such relationships, Landon T. Clay may be deemed to beneficially own an aggregate of 3,056,066 shares of Common Stock. This total includes (i) 27,488 shares held directly by Mr. Clay, (ii) an aggregate of 86,258 shares of Common Stock held by the Fund, (iii) and aggregate of 2,7687,438 shares held by the Clients of which EHHF holds 1,523,549 shares, (iv) 160,276 shares held by EHM, (v) 6,317 shares held by EHA, and (vi) 88,289 shares held by Lavinia Clay, spouse of Landon T. Clay. Landon T. Clay disclaims beneficial ownership of the shares of Common Stock owned by the Fund and Clients.

(2)

Based solely upon information contained in a Schedule 13G filed with the SEC on August 8, 2014 by Broadfin Capital, LLC as to ownership of the Company’s shares as of August 1, 2014. The address of Broadfin Capital, LLC is 237 Park Avenue, Suite 900, New York, NY 10017.

(3)

Based solely upon information contained in a Form 13F filed with the SEC on September 3, 2014 by JPMorgan Chase & Co as to ownership of the Company’s shares as of June 30, 2014. The address of JP Morgan Asset Managemet is 20 Finsbury St, London EC2Y 9AQ, United Kingdom.

(4)	Includes options to purchase 191,096 shares of Common Stock currently exercisable or exercisable within 60 days of August 31, 2014 and 127,579 shares of common stock.

(5)	Includes options to purchase 119,435 shares of Common Stock currently exercisable or exercisable within 60 days of August 31, 2014 and includes 77,241 shares of common stock.

(6)

Includes 30,614 shares held by Penashe Holdings Propriety Limited. Dr. Fox is an executive director of Penashe Holdings Proprietary Limited and may be deemed to have beneficial ownership of these securities, to the extent of any indirect pecuniary interest in his distributive shares therein and includes 8,700 shares held by Dr. Fox.

(7)	Includes options to purchase 45,664 shares of Common Stock currently exercisable or exercisable within 60 days of August 31, 2014.

(8)	Includes options to purchase 10,000 shares of Common Stock currently exercisable or exercisable within 60 days of August 31, 2014.

(9)	Includes 8,700 shares of Common Stock.

(10)	Includes options to purchase 10,000 shares of Common Stock currently exercisable or exercisable within 60 days of August 31, 2014.

(11)	Includes options to purchase 10,000 shares of Common Stock currently exercisable or exercisable within 60 days of August 31, 2014.

(12)	Includes options to purchase 386,195 shares of Common Stock currently exercisable or exercisable within 60 days of August 31, 2014 and 252,834 shares of Common Stock.

EXECUTIVE OFFICERS

The following table sets forth information concerning the named executive officers of the Company as of the fiscal year ended June 30, 2014:

Name	Age	Position

Russell H. Plumb	55	President, Chief Executive Officer; and Director

Joseph M. Patti, M.S.P.H., Ph.D.	50	Executive Vice President, Corporate Development and Strategy; and Assistant Secretary

Biographical information for Dr. Patti and Mr. Plumb is set forth under the caption “Proposal I — Election of Directors.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis focuses on the Company’s current and anticipated compensation programs. It is designed to provide stockholders with an understanding of the Company’s compensation philosophy and objectives, as well as an overview of the analysis that the Compensation Committee performed in setting executive compensation.

The persons deemed to be “named executive officers” for fiscal 2014 under SEC rules, and the titles they held in fiscal 2014, were as follows:

●	Russell H. Plumb, President and Chief Executive Officer

●	Joseph M. Patti, M.S.P.H., Ph.D., Executive Vice President, Corporate Development and Strategy, and Assistant Secretary

This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding our business objectives and anticipated achievement under existing and future compensation programs. Actual compensation programs that we may adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Overview of Executive Compensation Program

Our Compensation Committee oversees our executive compensation program and determines executive compensation. Our compensation program is intended to align our officers’ interests with those of our stockholders by rewarding performance for the achievement of goals as established by the Compensation Committee and Board. Our compensation approach is tied to our stage of development and the current performance goals are set with the objectives of advancing our product development and testing and, thereby, increasing stockholder value.

In an effort to ensure our compensation practices are comparable to those of similar public biopharmaceutical companies, in February 2013 the Compensation Committee engaged Radford, an Aon Hewitt Company (“Radford”), an independent compensation consultant, to provide compensation advisory services that included the following:

•	an assessment of our executive compensation philosophy and plan structures and objectives;

•	the development of a peer group of companies for compensation comparison purposes;

•	a review of considerations and market practices related to short-term cash incentive plans and a review of long-term equity and other incentive trends in the biopharmaceutical industry;

•	the collection of competitive compensation levels for each of our executive positions;

•	an assessment of our executives’ base salaries, cash bonuses, and equity compensation levels;

•	a review of our equity compensation strategy, including the development of award guidelines; and,

•	a review of board of director compensation practices among biopharmaceutical companies of comparable size and/or stage.

Radford completed its initial assessment of the Company’s director compensation program in March 2013 and of the Company’s executive compensation program in June 2013, and provided its respective recommendations to the Compensation Committee at those times. The Compensation Committee intends to continue to assess the Company’s executive and director compensation programs through the benchmarking and other services provided by Radford from time-to-time.

The Compensation Committee reviews and approves all compensation decisions relating to our executives, including our named executive officers, and oversees and administers our executive compensation programs and initiatives. Our compensation program is designed to attract and retain talented employees, to motivate them to achieve our key financial, operational, and strategic goals, and to reward them for superior performance. Assuming we continue to meet our corporate, operational and research milestones, add to our senior management team, and progress toward the development and commercialization of additional products, we expect that the overall philosophy and the specific direction, emphasis, and various components of our executive compensation program will evolve. The objectives of our compensation program include:

•	a program structure to attract, motivate and retain a highly qualified executive management team;

•

linking executive compensation to key corporate objectives, including near-term product development, business development and financial goals, as well as to define other management objectives established by the Compensation Committee and/or Board;

•	providing competitive compensation to that of similarly staged and situated biopharmaceutical companies; and

•	creating management incentives designed to enhance stockholder value.

We intend to evaluate our philosophy and compensation programs as circumstances require, and, at a minimum, we will review our executive compensation annually.

Compensation Process

Our Compensation Committee is responsible for establishing our compensation philosophy and setting the compensation levels for our executives, including base salaries, cash bonus awards, and equity-based incentive awards. To assist the Compensation Committee in its executive compensation evaluations, the Company’s Chief Executive Officer prepares a report each fiscal year recommending base salaries, bonus targets, and equity-based incentive awards for each executive officer. In addition to this report, our Compensation Committee considers relevant market compensation data. The Compensation Committee, in its sole discretion, may accept or adjust the compensation recommendations it is provided. No executive officer is allowed to be present at the time his or her compensation is being discussed or determined by the Compensation Committee.

Benchmarking

As part of Radford’s compensation advisory services to the Compensation Committee, in March 2013 Radford developed and recommended a group comprised of 21publicly-traded biopharmaceutical companies in similar stages of drug development (Phase 2 or Phase 3), as well as some smaller commercial companies, to be our “peer” group for purposes of benchmarking our compensation program and practices. Each member of the peer group was selected based largely on its market capitalization, number of employees and stage of development. Given our stage of development, the selection of peer companies focused on those companies with a market capitalization similar to ours at the time of between $50 million and $225 million and with less than 230 employees. Due to the thoroughness of Radford’s March 2013 assessment and the fact that the Company’s market capitalization, number of employees, and other metrics used in determining a peer group were not materially different in fiscal 2014 than 2013, and upon consultation with Radford, the Compensation Committee determined that a full peer group review and analysis for fiscal 2014 was not necessary. However, the Compensation Committee did engage Radford to provide guidance on certain specific issues, including those regarding current trends in long-term incentive grants for executives.

The following companies comprised our peer group (the “peer group”) as determined by Radford in 2013:

A.P. Pharma	BioDelivery Sciences Int'l	Pharmathene
Aastrom Biosciences	Cell Therapeutics	Pozen
Agenus	Corcept Therapeutics	Senomyx
Alimera Sciences	Cytokinetics	Targacept
Amicus Therapeutics	Galena Biopharma	Transcept Pharmaceuticals
Apricus	Insmed	Vanda Pharmaceuticals
BioCryst Pharmaceuticals	Novavax	Zalicus

The Compensation Committee used this report to evaluate whether our executive compensation levels, including base salary and incentive awards, were within industry norms, and, based on this analysis, determined that our compensation levels were positioned between the 50th - 75th percentiles of the peer group as further described below.

Determination of Executive Compensation

In setting compensation for our executive officers, our Compensation Committee’s philosophy is to consider market levels of compensation, an executive’s contributions and responsibilities, and the goals and overall progress of the Company. During fiscal 2013, with the assistance of Radford, the Compensation Committee established a philosophy to target total compensation for our named executives at or slightly above the 50th percentile of the market, based on the peer group. Total compensation for this purpose includes base salary, annual cash bonus incentives, long-term equity incentives and other benefits.

In addition to market benchmarking, the Compensation Committee reviews the compensation recommendations of our Chief Executive Officer (other than with respect to determining his own compensation) and considers the Company’s overall performance during the prior fiscal year, each executive’s individual contributions during the prior fiscal year, the individual’s annual performance reviews based on achievement of annual goals, industry research, and other relevant market data. In addition, with respect to new hires, our Compensation Committee considers an executive’s background, historical compensation and role undertaken within the Company in lieu of prior year performance.

Components of Executive Compensation

Our current executive compensation program consists of the following components:

•	base salary;

•	performance-based cash bonus awards;

•	long-term equity-based incentives; and

•	other benefits.

We combine these elements in order to formulate compensation packages that the Compensation Committee believes will provide competitive pay; reward achievement of key financial, operational, and strategic objectives; and, align the interests of our executive officers with those of our stockholders.

Base Salary

We provide our executive officers with a base salary to compensate them for services provided to us during the fiscal year. In setting base salaries for our executive officers, our Compensation Committee considered, and will continue to consider, the executive’s position, success in achieving our prior year corporate goals and contribution and performance during the prior fiscal year, relevant market data, and benchmark levels. The evaluations and recommendations proposed by our Chief Executive Officer are also considered. With respect to new hires, the Compensation Committee considers an executive’s background and historical compensation in lieu of prior year performance. Our Compensation Committee evaluates and sets the base salaries for our executives following annual performance evaluations, as well as upon a promotion or other change in responsibility. We expect our Compensation Committee to continue these policies going forward.

In setting the base salaries for our executives for fiscal 2013, our Compensation Committee initially did so based on its research, informal benchmarking, and knowledge of companies in the biopharmaceutical industry. Following the assessment of our compensation programs by Radford, which was completed in June 2013, the Compensation Committee determined that no material change in base salaries for fiscal 2014 was necessary for Mr. Plumb, as his base salary was at or above the 50th percentile. However, the Compensation Committee did determine that a standard increase of approximately 2% was appropriate to maintain pace with the market for Dr. Patti. Our named executive officers were paid base salaries for the fiscal year ended June 30, 2014, and are currently being paid base salaries for the fiscal year ending June 30, 2015, as set forth in the following table:

Name and Title	Fiscal 2014 Base Salary	Fiscal 2015 Base Salary

Russell H. Plumb, President and Chief Executive Officer(1)	$525,000	$250,000

Joseph M. Patti, M.S.P.H., Ph.D., Executive Vice President, Corporate Development and Strategy(1)	408,000	500,000

(1)

Effective October 1, 2014, Joseph M. Patti was appointed President and Chief Executive Officer at a base salary of $500,000 per annum and Russell H. Plumb was appointed Executive Chairman with a base salary of $250,000 per annum.

Performance-Based Cash Bonus Awards

To align each executive officer’s efforts with the Company’s financial, operations and strategic goals, on an annual basis the Compensation Committee and/or Board will approve key corporate goals for purposes of establishing an executive’s potential short-term cash incentive award, and, in any given year, these goals will be generally related to the achievement of specific research, clinical, regulatory, business development, operational or financial milestones. Each of these corporate goals is assigned a respective weighting relative to all the corporate goals. For fiscal 2014, based upon actual performance, an achievement level of between a threshold of 60% and a maximum of 140% was assigned to each goal by the Compensation Committee. If actual performance fell below the 60% threshold, the goal was generally assigned a 0% achievement level and no incentive compensation would be earned on that particular goal.

For the Company’s fiscal year ended June 30, 2014, Mr. Plumb’s and Dr. Patti’s annual performance-based short-term incentive target awards, as a percentage of base salary, were 55% and 40%, respectively. The amount of the annual cash incentive or bonus actually earned and payable to each named executive officer depends primarily on the level of achievement, as determined by the Compensation Committee, of the overall corporate goals that have been approved by the Compensation Committee. For example, if the Compensation Committee determined that a 75% achievement level was met with respect to the corporate goals during a given year, Dr. Patti would be eligible for a cash bonus of 30% of his base salary (40% target x 75% achievement level). In its discretion, the Compensation Committee may award bonus payments to the executives above or below the target amount, particularly in cases where goals are materially exceeded.

The Compensation Committee defined the Company’s fiscal 2014 performance goals as follows:

●	Successfully complete a number of clinical trials of laninamivir octanoate, including the adult Phase 2 trial;
●	Achieve identified research milestones for certain preclinical programs;
●	Complete certain trials of vapendavir and a design for a Phase 2 trial in asthma patients;
●	Achieve certain defined business development goals; and
●	Achieve other identified financial goals.

In August 2014, the Compensation Committee gave consideration to the achievement levels and relative weighting of the above referenced performance goals for fiscal 2014. After consideration of the performance level achieved for each goal and its relative weighting, as well as other events that occurred during the fiscal year, the Compensation Committee determined that there would be no performance-based cash bonus awards earned for the fiscal year ended June 30, 2014:

Name and Title	Fiscal 2014 Bonus Potential	Fiscal 2014 Bonus Award
Russell H. Plumb, President and Chief Executive Officer	$288,750	$-
Joseph M. Patti, M.S.P.H., Ph.D., Executive Vice President, Corporate Development and Strategy	160,000	-

Our Compensation Committee also approved key performance goals for the performance-based cash bonus awards for fiscal 2015 at its meeting in September 2014. The following sets forth the anticipated target bonus amounts for fiscal 2015:

Name and Title	Fiscal 2015 Bonus Target (% of Salary)	Amount at Target
Joseph M. Patti, M.S.P.H., Ph.D., President and Chief Executive Officer	50%	$250,000
Russell H. Plumb, Executive Chairman of the Board	40%	100,000

Long-Term Equity-Based Incentive Awards

In addition to base salary and performance-based cash bonus awards, we provide long-term equity-based incentive awards to our executive officers. For fiscal 2014, these equity-based incentive awards generally consisted of performance-based options to purchase shares of our common stock and market stock units. We believe that stock option awards and market stock units help further our compensation objectives by encouraging our executives to remain with us through at least the vesting period of these awards and providing them with an incentive to continue to focus on our long-term financial performance and increasing stockholder value.

Initial Equity Awards. Executives and all other employees who join the Company are typically provided an initial equity-based award, generally in the form of stock options to purchase shares of the Company’s Common Stock. These stock option grants have an exercise price equal to the fair market value of the Company’s Common Stock on the grant date, and typically will vest over a period of three to four years. The size of the initial stock option grant awarded to an executive or employee is determined based on a number of factors, including the executive’s or employee’s position in the Company, the number of shares reserved and available to be issued pursuant to awards under the 2007 Omnibus Equity and Incentive Plan, and, if available, an analysis of the competitive practices of comparable peer group companies of similar size and stature as represented in the compensation data compiled by Radford. We also consider the executive’s background and historical compensation when determining the number of options or restricted stock units to grant to the executive upon being hired, and from time-to-time. No initial equity awards were granted to Mr. Plumb or Dr. Patti during fiscal 2014.

Annual Equity-Based Awards. During the fiscal year ended June 30, 2014, the Compensation Committee determined that it would be appropriate to complement base salary and performance-based cash bonus awards with annual long-term equity awards that would, based on their value at the date of grant, provide our named executive officers with total compensation at or slightly above the 50th percentile of our peer group of companies. The Compensation Committee believes that annual equity-based awards provide executives and all employees with a strong incentive to maximize long-term corporate performance and value creation. The aggregate value of these awards is intended to provide long-term incentives in an amount that will retain executives and employees, individually and as a whole, and represents an opportunity for executives to earn total compensation above the median compensation levels of comparable peer group companies represented in the compensation data compiled by Radford.

Equity Award Grant Practices. The exercise price of a stock option grant or the value of other equity awards granted to our executives, employees and directors have been and will continue to be set at no less than the fair market value on the date of the award or grant. The amount of realizable value related to such grants and awards is determined by our stock price on the dates of vesting and, therefore, will be determined by our financial performance during the time after award but prior to vesting.

The exercise price of any stock option grant and the value of any market stock unit, restricted stock unit or other equity award is determined by reference to the fair market value of the underlying shares, which our 2007 Omnibus Equity and Incentive Plan defines as the closing price of our Common Stock on the Nasdaq on the date of grant. However, because stock options have been, and will continue to be, granted with an exercise price equal to the fair market value on the date of the grant, such options only have intrinsic value to the holder to the extent that the price of our Common Stock increases above the exercise price during the term of the option. Market and restricted stock unit awards generally have cash value equal to the current stock price.

Stock options granted to executives or employees as an initial equity award generally will vest in three or four equal installments on the first, second, third and, if applicable, fourth anniversary of the grant date and have a 10-year term. Stock options granted as annual equity-based awards will generally vest in three installments on the first, second, and third anniversary of the grant date and have a six year term, or will be performance-based and will vest upon the achievement of specified performance milestones, as predetermined and approved by the Compensation Committee. All vesting is generally subject to the executive’s or employee’s continued service to the Company, or upon a change of control. Market or performance stock units granted to executives and employees will generally vest on a predetermined future date, typically the second or third anniversary of the grant date, and the degree of vesting will be determined by the relative fair market value of the Company’s Common Stock on the vesting date as compared to the fair market value on the grant date, subject to the executive’s or employee’s continued service to the Company. Restricted stock units granted to executives and employees will generally vest in three equal installments on the first, second and third anniversary of the grant date, subject to the executive’s or employee’s continued service to the Company. Additional information regarding accelerated vesting prior to, upon, or following a change in control is discussed below under “Potential Payments upon Termination or Change in Control.”

Severance and Change of Control Benefits

We have entered into employment agreements that require specific payments and benefits to be provided to certain executive officers in the event their employment is terminated following a change of control or in the event their employment is terminated without cause or by the executive for good reason. See “Employment Agreements” below.

Other Benefits

In order to attract and retain qualified individuals, we have historically provided, and will continue to provide, our executives with the following benefits:

•

Health Insurance – We provide each of our executives and their spouses and children the same health, dental, and vision insurance coverage we make available to our other eligible employees. Outside of the U.S., this coverage may be provided by government sponsored health insurance programs.

•	Life and Disability Insurance – We generally provide each of our executives with life and disability insurance coverage equal to twice their respective base salary.

•

Retirement Benefits – We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executives and other eligible employees are eligible to participate in our 401(k) defined contribution plan, or if employed outside the U.S., similar retirement savings programs in those countries. For our U.S.-based employees, we currently make matching contributions to participants in the 401(k) plan in an amount equal to 25 percent of the employee’s deferral up to a maximum of four percent of an employee’s salary, subject to statutory limits.

•	Nonqualified Deferred Compensation – We do not provide any nonqualified defined contribution or other deferred compensation plans to any of our employees.

•

Perquisites – We limit the perquisites that we make available to our executive officers. Our executives are entitled to relocation expenses on their initial hire and other benefits with de minimis value that otherwise may not be available to all of our employees.

Employment Agreements

Joseph M. Patti, M.S.P.H., Ph.D., President and Chief Executive Officer

Effective October 1, 2014, the Company entered into an Executive Employment Agreement with Dr. Patti in connection with his appointment as President and Chief Executive Officer. Pursuant to the agreement, Dr. Patti receives an annual base salary of $500,000, subject to adjustment as determined by the Compensation Committee, and is eligible to participate in the bonus and incentive compensation plans of the Company in which other executives of the Company are generally eligible to participate, as the Board or a committee thereof will determine from time-to-time in its sole discretion. Subject to the terms and conditions of such bonus and incentive compensation plans, Dr. Patti’s annual cash incentive compensation will be targeted at not less than 50% of his then annual salary. Further, in connection with Dr. Patti’s appointment as President and Chief Executive Officer and including an annual long-term equity award for fiscal 2015, on October 1, 2014, Dr. Patti was granted a stock option to purchase 475,000 shares of the Company’s Common Stock, one-third (1/3) of which will vest on each of the first, second and third anniversaries of the grant date.

Dr. Patti’s agreement continues through December 31, 2015 and thereafter will be renewed automatically for successive one year periods (without any action by either party) effective as of January 1st of each year, but may be terminated by either party prior to that date in accordance with the terms of the agreement.

If Dr. Patti’s employment is terminated by the Company for any reason other than cause, death or disability or in connection with a change in control, or if Dr. Patti terminates his employment for good reason other than in connection with a change in control, the Company will pay Dr. Patti a lump sum equal to the sum of (i) Dr. Patti’s unpaid salary through such termination; plus (ii) any cash incentive compensation earned and unpaid through such termination; plus (iii) Dr. Patti’s salary for eighteen (18) months; plus (iv) the product of one and a half times (1.5x) the cash incentive compensation paid to Dr. Patti in respect of the most recent fiscal year prior to the year in which such termination occurs; plus (v) an amount equal to the present value of the premium payments that would be made by the Company if Dr. Patti were to continue to be covered under the Company’s group health, life and disability insurance for eighteen (18) months, which amount will be determined by the Company in its sole discretion.

If Dr. Patti’s employment is terminated by him for good reason or by the Company for any reason other than cause, death or disability (as those terms are defined in the agreement) in either case within 60 days prior to or one year after a change in control, Dr. Patti will receive a lump-sum cash amount equal to the sum of (i) Dr. Patti’s unpaid salary and vacation through such termination; plus (ii) any cash incentive compensation earned and unpaid through such termination; plus (iii) two times (2x) the sum of (A) Dr. Patti’s annual base salary as then in effect and (B) the cash incentive compensation paid to Dr. Patti in respect of the most recent fiscal year prior to the year in which the change in control occurs; plus (iv) a payment equal to the present value of the premium payments that would be made by the Company if Dr. Patti were to continue to be covered under the Company’s group health, life and disability insurance for twenty four (24) months, which amount will be determined by the Company in its sole discretion.

Russell H. Plumb, Executive Chairman of the Board

Effective October 1, 2014, the Company and Mr. Plumb entered into an Employment Agreement in conjunction with his appointment as the Executive Chairman of the Company’s Board of Directors. Pursuant to the agreement, Mr. Plumb will receive an annual base salary of $250,000, subject to adjustment as determined by the Compensation Committee, and will be eligible for a bonus and incentive payment, as the Board or a committee thereof will determine, based on specified goals. Subject to the terms and conditions of such bonus and incentive compensation plans, Mr. Plumb’s annual cash incentive compensation will be targeted at 40% of his annual base salary. Further, pursuant to this agreement, Mr. Plumb was awarded 40,000 performance-based restricted stock units that will vest upon the achievement of certain pre-determined milestones and goals as established by the Board.

The agreement continues through the date of the 2015 Annual Meeting of Stockholders, which is expected to occur in mid-November, 2015 (the “Term”), but may be terminated by either party prior to that date in accordance with the terms of the agreement.

In the event Mr. Plumb’s employment is terminated by the Company for any reason other than cause, death or disability or in connection with a change in control, or if Mr. Plumb terminates his employment for good reason other than in connection with a change in control, the Company will pay Mr. Plumb a lump sum equal to the sum of (i) Mr. Plumb’s unpaid salary through such termination; plus (ii) any bonus earned and unpaid through such termination; plus (iii) Mr. Plumb’s base salary for three (3) months; plus (iv) an amount equal to the present value of the premium payments that would be made by the Company if Mr. Plumb were to continue to be covered under the Company’s group health, life and disability insurance for three months, which amount will be determined by the Company in its sole discretion.

If Mr. Plumb’s employment is terminated by him for good reason or by the Company for any reason other than cause, death or disability (as those terms are defined in the agreement), in either case, within one year after a change in control but before the end of the Term, he shall receive a lump-sum cash payment equal to the sum of (i) Mr. Plumb’s unpaid salary through such termination; plus (ii) any bonus earned and unpaid through such termination; plus (iii) Mr. Plumb’s base salary for six (6) months; plus (iv) an amount equal to the present value of the premium payments that would be made by the Company if Mr. Plumb were to continue to be covered under the Company’s group health, life and disability insurance for six months, which amount will be determined by the Company in its sole discretion.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

James Fox, Ph.D. (Chair)

Geoffrey Cox, Ph.D.

Michael Dougherty

2014 Summary Compensation Table

On November 8, 2012, Nabi completed a reverse merger with Biota Holdings Limited, with the resulting combined company changing its name to Biota Pharmaceuticals, Inc. and continuing the business of Biota Holdings Limited as the principal business of the combined company. In connection with the merger, the Company changed its fiscal year end to June 30 to conform its fiscal year end to that of Biota Holdings Limited. The information in this table reflects the compensation paid to the Company’s current named executive officers following completion of the merger in November 2012 through June 30, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)

Russell H. Plumb(2)	2014	525,000	—	192,250	239,000	28,256(4)	984,506
President, Chief Executive Officer and Director	2013	335,192	60,000	583,321	1,365,753	19,431(4)	2,363,697

Joseph M. Patti(3)	2014	408,000	—	120,156	149,375	25,995(5)	703,526
Executive Vice President, Corporate Development and Strategy	2013	255,385	37,500	291,660	853,596	17,244(5)	1,455,385

(1)	Represents the grant date valuation of the awards computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.
(2)	Mr. Plumb joined the Company as President and Chief Executive Officer in November 2012.
(3)	Mr. Patti joined the Company as Executive Vice President, Corporate Development and Strategy in November 2012.
(4)	Includes health and life insurance benefits of $17,956 and $10,244 and a 401(k) match of $10,300 and $9,187 in 2014 and 2013, respectively.
(5)	Includes health and life insurance benefits of $15,695 and $10,244 and a 401(k) match of $10,300 and $7,000 in 2014 and 2013, respectively.

2014 Grants of Plan-Based Awards

Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Award Type	Grant Date	Target ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Russell H. Plumb	2014 Bonus Program		$288,750
	Market Stock Unit	12/4/13		25,000			$192,250
	Performance-Based Stock Option	12/4/13			100,000	$4.13	$239,000

Joseph M. Patti	2014 Bonus Program		$160,000
	Market Stock Unit	12/4/13		15,625			$120,156
	Performance-Based Stock Option	12/4/13			62,500	$4.13	$149,375

(1)

Represents the estimated maximum possible annual cash incentive payment that could have been received by each named executive officer pursuant to the annual incentive bonus program for fiscal year 2014. The actual cash amounts paid to the named executive officers pursuant to the annual incentive plan for 2014 are reflected in the “2014 Summary Compensation Table.” See “Compensation Discussion and Analysis – Performance-Based Cash Bonus Awards” for more information.

(2)

Stock options granted to the named executive officers in 2014 were performance-based options, the vesting of which was contingent upon the achievement of a specified milestone or event. In August 2014, the Board made a determination that the specified milestone was not and would not be achieved, and the options therefore would not vest and were cancelled.

(3)	Amounts represent the grant date valuation of the awards computed in accordance with the FASB ASC Topic 718.

Outstanding Equity Awards at June 30, 2014

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units that have not Vested	Market Value of shares or units that have not Vested (3)(4)
Russell H. Plumb	12/4/13	-	100,000	$4.13	12/04/19(1)	25,000	$71,250
	11/12/12	191,095	382,190	$4.07	11/12/22(2)	48,013	$136,837
Joseph M. Patti	12/4/13	-	62,500	$4.13	12/04/19(1)	15,625	$44,531
	11/12/12	119,435	238,869	$4.07	11/12/22 (2)	24,006	$68,417

(1)     Stock options granted to the named executive officers in 2014 were performance-based options, the vesting of which was contingent upon the achievement of a specified milestone or event. In August 2014, the Board made a determination that the specified milestone was not and would not be achieved, and the options therefore would not vest and were cancelled.

(2)	Represents stock options that vest in three equal installments on the first, second and third anniversary of November 12, 2012. All option grants have a term of 10 years.

(3)

Represents market stock units that will be settled on January 1, 2017. The number of shares of stock actually earned is calculated upon the settling of the award. Participants may ultimately earn between 0% and 250% of the number of market stock units granted based on actual stock performance. Accordingly, the number of shares issued upon the final determination of the number of awards earned may be more or less than the number of market stock units granted.

(4)	The market value was determined by multiplying the number of market stock unit awards by the closing price of our Common Stock on Nasdaq on June 30, 2014 of $2.85.

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting	Value Realized Upon Vesting ($)(1)
Russell H. Plumb	—	—	47,774	$186,319
Joseph M. Patti	—	—	23,887	$93,160

(1)

The value realized on vesting is determined by multiplying the number of shares that vested during the fiscal year ended June 30, 2014, by the closing price of the Company’s Common Stock on Nasdaq on the applicable vesting date.

Potential Payments upon Termination or Change of Control

Employment Agreement with Joseph M. Patti.

Effective October 1, 2014, the Company and Dr. Patti entered into an Executive Employment Agreement in connection with his appointment as President and Chief Executive Officer. If Dr. Patti’s employment is terminated by him for good reason or by the Company for any reason other than cause, death or disability (as those terms are defined in the agreement), in either case, within two months prior to or one year after a change in control, he shall receive a lump-sum cash payment equal to the sum of (i) Dr. Patti’s unpaid salary and vacation through such termination; plus (ii) any bonus earned and unpaid through such termination; plus (iii) two times (2x) the sum of (A) Dr. Patti’s annual base salary and (B) the bonus paid to Dr. Patti for the most recent fiscal year prior to the year in which his employment is terminated; plus (iv) an amount equal to the present value of the premium payments that would be made by the Company if Dr. Patti were to continue to be covered under the Company’s group health, life and disability insurance for 24 months, which amount will be determined by the Company in its sole discretion.

If Mr. Patti’s employment is terminated for cause, death or disability (as those terms are defined in the agreement), then the Company will pay his unpaid salary and any accrued but unpaid vacation and cash incentive compensation through such termination date.

In the event Dr. Patti’s employment is terminated by the Company for any reason other than those set out above, or if Dr. Patti terminates his employment for good reason, then the Company will pay Dr. Patti a lump sum equal to the sum of (i) Dr. Patti’s unpaid salary and vacation through such termination; plus (ii) any bonus earned and unpaid through such termination; plus (iii) one and one-half times (1.5x) the sum of (A) Dr. Patti’s annual base salary and (B) the bonus paid to Dr. Patti for the most recent fiscal year prior to the year in which his employment is terminated; plus (iv) an amount equal to the present value of the premium payments that would be made by the Company if Dr. Patti were to continue to be covered under the Company’s group health, life and disability insurance for 12 months, which amount will be determined by the Company in its sole discretion.

In addition, upon a change in control or the termination of Dr. Patti by the Company within two months prior to such change in control without cause, all options and market or restricted stock units granted to Dr. Patti in connection with his employment will become fully vested and exercisable in the case of options and vested and immediately settled in the case of the market or restricted stock units immediately prior to, but conditioned upon, the consummation of the change in control.

Employment Agreement with Russell H. Plumb.

Effective October 1, 2014, the Company and Mr. Plumb entered into an Employment Agreement in conjunction with his appointment as Executive Chairman of the Company’s Board of Directors. If Mr. Plumb’s employment is terminated by him for good reason or by the Company for any reason other than cause, death or disability (as those terms are defined in the agreement) in either case within one year after a change in control, Mr. Plumb will receive a lump-sum cash amount equal to the sum of (i) Mr. Plumb’s unpaid salary through such termination; plus (ii) any cash incentive compensation earned and unpaid through such termination; plus (iii) one quarter (1/4) of Mr. Plumb’s annual base salary; plus (iv) a payment equal to the present value of the premium payments that would be made by the Company if Mr. Plumb were to continue to be covered under the Company’s group health, life and disability insurance for six months, which amount will be determined by the Company in its sole discretion.

If Mr. Plumb’s employment is terminated for cause, death or disability (as those terms are defined in the agreement), then the Company will pay his unpaid salary and any cash incentive compensation earned through such termination date.

If Mr. Plumb’s employment is terminated by the Company for any reason other than those set out above, then the Company will pay Mr. Plumb a lump sum equal to the sum of (i) Mr. Plumb’s unpaid salary through such termination; plus (ii) any cash incentive compensation earned and unpaid through such termination; plus (iii) Mr. Plumb’s base salary for three months; plus (iv) an amount equal to the present value of the premium payments that would be made by the Company if Mr. Plumb were to continue to be covered under the Company’s group health, life and disability insurance for three months, which amount will be determined by the Company in its sole discretion.

In addition, upon a change in control, any options, market stock units and restricted stock units granted to Mr. Plumb in connection with his employment since November 2012 or pursuant to his current employment agreement will become fully vested and exercisable in the case of options and vested and immediately settled in the case of the market or restricted stock units immediately prior to, but conditioned upon, the consummation of the change in control.

Potential Payments upon Termination or Change of Control

Name	Cash ($)	Equity($)(2)		Health Benefits	Tax Reimbursements		Other		Total

Russell H. Plumb
Termination in connection with a Change of Control(1)	$125,000	$187,666	(2)	$8,978	$		$		$321,644
Termination Without Cause/With Good Reason	$62,500	$—		$4,489	$		$		$66,989
Termination For Cause/Without Good Reason	$—	$—		$—		$—		$—	$—
Death/Disability	$—	$—		$—		$—		$—	$—
Joseph M. Patti
Termination in connection with a Change of Control(1)	$1,000,000	$100,185	(2)	$31,391	$		$		$1,131,576
Termination Without Cause/With Good Reason	$750,000	$—		$23,543	$		$		$775,543
Termination For Cause/Without Good Reason	$—	$—		$—		$—		$—	$—
Death/Disability	$—	$—		$—		$—		$—	$—

(1)

Represents payments due upon a termination in connection with a change in control for Mr. Plumb and Dr. Patti as determined in accordance with the terms of their respective employment agreements described above.

(2)

Amounts reported reflect the value of the accelerated vesting of unvested stock options based on the excess of $2.85 per share, the closing price of our Common Stock on June 30, 2014, over the option exercise price per share. In the event the option exercise price is greater than $2.85, the value of any accelerated vesting associated with that grant is calculated as zero. The value of the accelerated vesting of unvested restricted stock is based on $2.85 per share. The value of the accelerated vesting of market stock units is based on the product of (i) $2.85 and (ii) 0.69, which is the ratio of the fair market value of our Common Stock as of June 30, 2014 to the fair value of our Common Stock on the date the market stock units were granted ($4.13), and (iii) the number of market stock units outstanding.

COMPENSATION OF DIRECTORS

Pursuant to the Company’s non-employee director compensation plan:

●	each non-employee director will receive an annual retainer of $37,000 payable as cash compensation for the director’s service during the year;
●	each non-employee director serving as Chairman of the Board, on a committee, or active as the Chair of a committee, will receive certain additional annual cash retainers as follows:

Non-Executive Chairman of the Board	$20,000
Audit Committee Chair	17,500
Audit Committee Member (non-chair)	8,750
Nominating and Corporate Governance Chair	9,000
Nominating and Corporate Governance Member (non-chair)	4,500
Compensation Committee Chair	12,500
Compensation Committee Member (non-chair)	6,250

●

each non-employee director will receive, upon the initial effective date of such director’s appointment, an award of either (i) options to purchase 30,000 shares of the Company’s Common Stock or (ii) 17,400 restricted stock units under the Company’s 2007 Omnibus Equity Incentive Plan, one-third (33%) of which will vest on the first anniversary of the date of grant, with the remaining two-thirds (67%) of such award vesting ratably over the following eight (8) quarters; and

●

each non-employee director will receive an annual award of either (i) options to purchase 15,000 shares of the Company’s Common Stock or (ii) 8,700 restricted stock units under the Company’s 2007 Omnibus Equity Incentive Plan, each award which will vest on the one year anniversary of the grant date.

The exercise price of all stock options granted to directors is equal to the fair market value of the Common Stock on the date of the grant. The following table summarizes compensation received by the Company’s directors during the fiscal year ended June 30, 2014.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned Or Paid in Cash ($)	Restricted Stock Unit Awards ($)(1)	Stock Option Awards ($)(2)	Total ($)

James Fox, PhD(3)	$70,000	$21,375	$—	$91,375
Geoffrey Cox, PhD(4)(9)	55,750		25,856	78,606
Michael Dougherty(5)(9)	57,000		25,856	78,356
Richard Hill(6)	46,250	21,375	—	67,625
Anne VanLent(7)	59,500		25,856	85,356
John Richard(8)(9)	40,929		102,671	143,600

(1)	Amounts represent the grant date valuation of the awards computed in accordance with the FASB ASC Topic 718.

(2)

Amounts represent the grant date valuation of the awards computed in accordance with the FASB ASC Topic 718. The awards vest on the one year anniversary of the grant date, except for $76,815 of Mr. Richard’s award, one-third (33%) of which will vest on the first anniversary of the date of grant with the remaining two-thirds (67%) vesting ratably over the following eight (8) quarters.

(3)	As of June 30, 2014, Dr. Fox held no options to purchase shares of our Common Stock and 7,500 unvested restricted stock units.

(4)	As of June 30, 2014, Dr. Cox held 68,996 options to purchase shares of our Common Stock and no restricted stock units.

(5)	As of June 30, 2014, Mr. Dougherty held 45,000 options to purchase shares of our Common Stock and no restricted stock units.

(6)

As of June 30, 2014, Mr. Hill held no options to purchase shares of our Common Stock and 7,500 restricted stock units. Mr. Hill is not standing for nomination as a director at the Company’s 2014 Annual Meeting of Stockholders.

(7)	As of June 30, 2014, Ms. VanLent held 45,000 options to purchase shares of our Common Stock and no restricted stock units.

(8)	As of June 30, 2014, Mr. Richard held 45,000 options to purchase shares of our Common Stock and no restricted stock units.

(9)	Includes compensation earned from participation on Transactions Committee. $4,00 for the chair and $3,000 for a member

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of June 30, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Awards (a)	Weighted Average Exercise Price of Outstanding Awards (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	1,708,851(1)		3,085,519(2)
Equity compensation plans not approved by stockholders	1,016,590(3)	$4.06	—
Total:	2,725,441	$9.09	3,085,519

(1)	Reflects 1,446,779 shares of Common Stock issuable upon the exercise of stock options, including 262,072 market stock units.

(2)	The number of shares of Common Stock that are available for future issuance under the 2007 Omnibus Equity and Incentive Plan as of June 30, 2014.

(3)

Reflects shares of Common Stock reserved for issuance upon exercise of stock options that were awarded outside of the 2007 Omnibus Equity and Incentive Plan in fiscal 2013 as inducement grants in connection with the commencement of employment of new hires.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015, and the Company seeks the ratification by the stockholders at the Annual Meeting of such selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

On November 8, 2012, Nabi completed a merger with Biota Holdings Limited. The merger was treated as a reverse acquisition for accounting purposes and, as such, the historical financial statements of the accounting acquirer, Biota Holdings Limited, became the Company’s historical financial statements. In connection with the merger, the Company changed its fiscal year end to June 30 to conform to that of Biota Holdings Limited. Ernst & Young LLP had audited the Nabi financial statements for the fiscal year ended December 31, 2011, while PricewaterhouseCoopers (Australia) (“PwC Australia”) had audited the financial statements of Biota Holdings Limited for its fiscal year ended June 30, 2012. SEC guidance indicates that, unless the same accountant reported on the most recent financial statements of both the accounting acquirer and the accounting acquiree, a reverse acquisition results in a change of accountants. Consequently, upon the consummation of the merger, Ernst & Young LLP was dismissed as our independent registered public accounting firm and on December 5, 2012, the Audit Committee of the Company’s Board of Directors formally engaged PwC Australia to serve as the independent registered public accounting firm for the Company for the fiscal year ended June 30, 2013.

Ernst & Young LLP’s reports on Nabi’s financial statements for the fiscal years ended December 31, 2011 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles. In addition, during the Company’s two most recent fiscal years and through the date of this report, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

The Company provided Ernst & Young LLP with a copy of the foregoing disclosures as contained in Item 4.01 of its Current Report on Form 8-K filed with the SEC on December 11, 2012 and requested that Ernst & Young LLP furnish a letter addressed to the SEC stating whether it agreed with the above statements made by the Company. A copy of such letter, dated December 10, 2012, is filed as Exhibit 16.1 to that Current Report on Form 8-K.

PwC Australia was the independent registered public accounting firm that audited Biota Holdings Limited’s financial statements for the fiscal years ended June 30, 2012. During the fiscal years ended June 30, 2012, and during the interim period from July 1, 2012 to December 5, 2012, the Company did not consult with PwC Australia in regards to Nabi, Inc.’s financial statements, which were audited by Ernst & Young LLP, with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any other matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K. Additionally, during the fiscal years ended June 30, 2012, and during the interim period from July 1, 2012 to December 5, 2012, no written report or oral advice was provided to the Company by PwC Australia that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

On April 21, 2014, and in connection with a change in the Company’s partner relationship within PricewaterhouseCoopers, the Audit Committee of the Company’s Board of Directors approved the engagement of PricewaterhouseCoopers LLP (“PwC U.S.”) as the Company’s independent registered public accounting firm and dismissed PwC Australia. The Company notified PwC Australia of its dismissal on April 23, 2014. The reports of PwC Australia on the financial statements of the Company for the fiscal years ended June 30, 2013 and 2012 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The Company provided PwC Australia with a copy of the foregoing disclosures pursuant to Item 304(a)(3) of Regulation S-K and requested that PwC Australia furnish it with a letter addressed to the SEC stating whether or not PwC Australia agrees with the above statements. A copy of such letter, dated April 29, 2014, is filed as Exhibit 16.1 to that Current Report on Form 8-K.

During the fiscal years ended June 30, 2013 and 2012 and the subsequent interim period through April 21, 2014, there have been (i) no disagreements with PwC Australia on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to the satisfaction of PwC Australia, would have caused them to make reference thereto in their reports on the financial statements for such fiscal years and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

In the event the Company’s stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company’s stockholders.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

Required Vote and Board Recommendation

If a quorum is present and voting, the affirmative vote of the majority of the votes properly cast on this proposal is required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending June 30, 2015. Abstentions will not be considered votes cast on the proposal and will therefore have no effect on such proposal.

The Board of Directors recommends a vote “For” on the ratification of the independent registered public accounting firm.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As stated above, in connection with the reverse merger, the Company changed its fiscal year end to June 30 to conform to that of Biota Holdings Limited. The following table sets forth the aggregate fees accrued by the Company for audit and other services provided by PricewaterhouseCoopers LLP (U.S.) for the fiscal year ended June 30, 2014 and by PricewaterhouseCoopers (Australia) for the fiscal year ended June 30, 2013.

PricewaterhouseCoopers	Fiscal Year Ended June 30, 2014(2)	Fiscal Year Ended June 30, 2013(3)

Audit Fees(1)	$396,134	$436,000
Audit-Related Fees	90,000	33,500
Tax Fees		-
All Other Fees		-
Total	$486,134	$469,500

(1)

Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and reviews of its periodic financial statements and audit services provided in connection with other statutory or regulatory filings, including comfort letters and consents.

(2)

Includes $83,000 paid with respect to the fiscal year ended June 30, 2014 that were paid to PricewaterhouseCoopers (Australia) and fees of $403,134 were paid with respect to the fiscal year ended June 30, 2014 to PricewaterhouseCoopers LLP (U.S.).

(3)	Fees paid to PricewaterhouseCoopers (Australia).

Pre-approval Policies and Procedures

The Audit Committee has adopted a pre-approval policy with respect to any fees that may be paid to the Company’s independent registered public accounting firm and, therefore, has approved in advance all fees paid to PricewaterhouseCoopers during the last two fiscal years.

Pursuant to the Company’s pre-approval policy, on an annual basis the Audit Committee specifically reviews and pre-approves the audit services to be performed by the Company’s independent registered public accounting firm, along with the associated fees. Prior to the end of each fiscal year, management provides to the Audit Committee a list of other services that it anticipates requiring of its independent registered public accounting firm during the year, along with estimates of the costs of these services. The Committee subsequently considers the general pre-approval of these services and their costs. All other services are pre-approved by the Audit Committee in accordance with applicable requirements.

REPORT OF THE AUDIT COMMITTEE

Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of our independent registered public accounting firm. Each member of the Audit Committee meets the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by Nasdaq.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The independent registered public accounting firm is also responsible for auditing the Company’s internal controls over financial reporting. The Audit Committee appointed PricewaterhouseCoopers LLP to audit the Company’s financial statements and the effectiveness of the related systems of internal control over financial reporting for the fiscal year ended June 30, 2014.

The Audit Committee is kept apprised of the progress of the documentation, testing and evaluation of the Company’s system of internal controls over financial reporting, and provides oversight and advice to management. In connection with this oversight, the Committee receives periodic updates provided by management and PricewaterhouseCoopers LLP at each regularly scheduled Audit Committee meeting. The Committee also holds private sessions with PricewaterhouseCoopers LLP on a regular basis to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Audit Committee with, and the Audit Committee reviews, a report on the effectiveness of the Company’s internal control over financial reporting, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K.

The Audit Committee pre-approves all services to be provided by the Company’s independent registered public accounting firm. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee, typically the Chair, may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Fees of Independent Registered Public Accounting Firm” above for more information regarding fees paid to PricewaterhouseCoopers for services in fiscal years 2014 and 2013.

In this context, and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee has:

●

reviewed and discussed the audited financial statements as of and for the fiscal year ended June 30, 2014 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm;

●

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

●

received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm its independence, and concluded that the non-audit services performed by PricewaterhouseCoopers LLP are compatible with maintaining its independence;

●

based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 filed with the SEC; and

●	instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

The Audit Committee met five times during the fiscal year ended June 30, 2014. This report for fiscal 2014 is provided by the members of the Audit Committee of the Board.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Anne VanLent (Chair)

Michael Dougherty

Richard Hill

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Board of Directors is providing stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse the Company’s executive compensation programs and policies and the compensation paid to its named executive officers.

The Say on Pay vote is advisory, and therefore not binding on the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee and the Board will review the voting results, seek to determine the cause or causes of any significant negative voting, and take these results into consideration when making future decisions regarding executive compensation programs. The Company’s current policy is to hold such an advisory vote every year.

The Company designs its executive compensation programs to implement its core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of its stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how the Company’s compensation programs reflect its core objectives.

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving its core objectives. Accordingly, the Board encourages its stockholders to approve the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.

Required Vote and Board Recommendation

The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes properly cast on this proposal. Abstentions and broker non-votes will not be considered votes cast on the proposal and will therefore have no effect on such proposal.

The Board of Directors recommends that stockholders vote “For”, on a non-binding advisory basis,

the compensation of the Company’s named executive officers.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials. This means that only one copy of the Company’s notice of internet availability of proxy materials may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate notice of internet availability of proxy materials to you if you request one by writing or calling the Company’s Secretary, Peter Azzarello, at 2500 Northwinds Parkway, Suite 100, Alpharetta, GA 30009; Telephone: (678) 221-3343. If you want to receive separate copies of the notice of internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER MATTERS

The Board of Directors knows of no matters to be presented at the Annual Meeting other than as described in this Proxy Statement. However, if any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the discretion of the persons named therein.

Proxy Solicitation

The solicitation of proxies is being conducted by the Company, which will bear the cost of the solicitation. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company expects to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile, or by mail.

Stockholder Proposals for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the proxy statement for the Company’s next Annual Meeting of Stockholders. For a proposal of a stockholder to be considered for inclusion in next year’s proxy statement, it must be submitted in writing, with the proof of stock ownership in accordance with Rule 14a-8 and received by the Secretary of the Company no later than June 30, 2015.

Under the Company’s By-Laws, if a stockholder wants to submit a proposal for next year’s Annual Meeting of Stockholders under Rule 14a-8, or wants to nominate candidates for election as directors at an Annual Meeting of Stockholders, the stockholder must provide timely notice of his or her intention in writing. To be timely, a stockholder’s notice must be delivered to the Secretary, at the Company’s principal executive offices, not less than 90 days prior to the date of the Annual Meeting of Stockholders. However, in the event that less than 100 days’ notice or prior public announcement of the date of the meeting is given or made to stockholders, then a proposal shall be received no later than the close of business on the tenth day following the date on which notice of the date of the meeting was mailed or a public announcement was made. Only the Board of Directors or the Nominating and Governance Committee thereof may nominate candidates for election at a special meeting of the stockholders. The Company’s By-Laws also specify requirements as to the form and content of a stockholder’s notice. The Company will not entertain any proposals or nominations that do not meet these requirements.

By Order of the Board of Directors,

Russell H. Plumb, Executive Chairman of the Board